Exhibit 99.1

FISCAL YEAR 2017 REVENUES AND EARNINGS FOR GREYSTONE LOGISTICS, INC.

Tulsa, OK—08/29/17—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record sales and income for the fiscal year ended May 31, 2017.

Sales for the fiscal year ended May 31, 2017 were $40,044,110 compared to $26,340,405 in prior year for an increase of $13,703,705, a 52% increase. Greystone’s sales to its major customers in fiscal year 2017 were 71% of total sales compared to 56% in the prior year. Greystone’s net income was $2,246,908 in fiscal year 2017 compared to $836,134 in fiscal year 2016. Greystone recorded net income available to common stockholders for fiscal year 2017 of $1,660,921, or $.06 per share, compared to $271,426, or $0.01 per share, in fiscal year 2016.

Warren Kruger CEO stated, “Our board is pleased with the results of the hard work of the entire organization for our corporate year ended May 31, 2017. Much of the increase in sales in fiscal year 2017 is demand for the pallet being manufactured and sold to a lease pool customer that rents the pallets in the U.S. and Canada. Demand for the Intermediate Bulk Container pallet, 48x45 lipped pallet, export nestable pallet, and keg pallet showed strong added sales. During the year, two new machines were placed into production to accommodate growing demand for Greystone’s products.”

“This past year, management has been diligent in zeroing in on reducing costs while being very aggressive paying down principal on our debt. We closed a plastics recycling facility in Sand Springs, OK, moving the equipment to Iowa for better equipment utilization, management oversight, and cost control. The company acquired two buildings with 52,000 square feet storage capacity for recycling equipment and pallets. We will continue to work hard for our shareholders and look forward to the opportunities and challenges in fiscal year 2018.”

“Going forward, our team will focus on automation that leverages our ability to consistently produce quality pallets while providing our employees additional tools to do their jobs. Another new machine was recently delivered with an additional machine on order. These machines are projected to be in production in September 2017 and January 2018. We anticipate steady growth in top line sales during fiscal year 2018. Additionally, our staff continues to monitor machine and mold depreciation to ensure the correct allocation of capital is available to maintain top production levels and maximize efficiencies.”

Greystone Logistics is a “Green” manufacturing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. The combination of strength, standardization, ease of cleaning, and recyclability are driving customer conversion from wood to plastic. Greystone has the best engineered injection molded pallet line in the world with innovative designs allowing superior racking strength, high coefficient of friction anti-skid solutions, proprietary freezer additives allowing for use in environments of -30 degrees Fahrenheit, and utilizing 100% recycled and recyclable plastic content.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2017.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Years Ended May 31, 2017 and 2016

	2017	2016
Net Income	$2,246,908	$836,134
Income Taxes	1,011,990	495,555
Depreciation and Amortization	2,681,706	1,555,283
Interest Expense	1,212,857	862,428
EBITDA (A)	$7,153,461	$3,749,400

(A) EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

http://www.greystonelogistics.com